SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)
                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            KELLY SERVICES, INC.
               (Name of registrant as specified in its charter)

                            KELLY SERVICES, INC.
                  (Name of person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________

        ______________________________________________________________________

    (5) Total fee paid:
        ______________________________________________________________________

[ ] Fee paid previsouly with preliminary materials:____________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________


                                   [LOGO]

                             KELLY SERVICES, INC.






                                                              April 24, 1998

To Our Stockholders:

      We are pleased to invite you to attend the Annual Meeting of Stockholders of Kelly Services, Inc., which will be held at 11:00 a.m., Eastern Daylight Time, Tuesday, May 19, 1998, in the Auditorium located on the First Floor of the Kelly Services Headquarters Building, 999 West Big Beaver Road, Troy, Michigan.

      Matters scheduled for consideration at this Meeting are the election of a director, voting on a proposal to approve recent amendments to the standards for performance-based, annual incentive awards for certain executive officers under the Company's Short-Term Incentive Plan and ratification of the appointment of Price Waterhouse as the independent public accountants for the Company for 1998.

      The Meeting will also provide an opportunity to review with you the business and affairs of the Company during 1997 and give you a chance to meet your directors and officers.

      Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

      We look forward to seeing you at the Meeting.

                                          Sincerely,

                                          TERENCE E. ADDERLEY
                                          Chairman, President and
                                          Chief Executive Officer

                             KELLY SERVICES, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 19, 1998

To the Stockholders of
Kelly Services, Inc.

      Notice is hereby given that the Annual Meeting of Stockholders of Kelly Services, Inc., a Delaware corporation, will be held at the offices of the Company, 999 West Big Beaver Road, Troy, Michigan 48084-4782, on May 19, 1998 at 11 o'clock in the forenoon, Eastern Daylight Time, for the following purposes:

      1. To elect a Director as set forth in the accompanying Proxy
         Statement.

      2. To consider and act upon a proposal to approve recent amendments to the standards for performance-based, annual incentive awards for certain executive officers under the Company's Short-Term Incentive Plan.

      3. To ratify the appointment of Price Waterhouse LLP as independent accountants.

      4. To transact any other business as may properly come before the Meeting or any adjournment or adjournments thereof.

      Only holders of the Company's Class B common stock of record at the close of business on March 23, 1998 will be entitled to notice of and to vote at the Meeting.

      To ensure a quorum, it is important that your proxy be mailed promptly in the enclosed envelope, which requires no postage.


                                          By Order of the Board of Directors
April 24, 1998
999 West Big Beaver Road
Troy, Michigan 48084-4782                 EUGENE L. HARTWIG
                                          Secretary

                             KELLY SERVICES, INC.
                           999 West Big Beaver Road
                          Troy, Michigan 48084-4782

                                                               April 24, 1998

                               PROXY STATEMENT

                     1998 ANNUAL MEETING OF STOCKHOLDERS

      This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kelly Services, Inc. (hereinafter called the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company in Troy, Michigan on May 19, 1998 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and enclosed form of proxy are first being sent to stockholders of the Company is April 24, 1998. If the enclosed form of proxy is executed and returned by the stockholder, it may nevertheless be revoked by the person giving it by written notice of revocation to the Secretary of the Company, by submitting a later dated proxy or appearing in person at the meeting any time prior to the exercise of the powers conferred thereby.

      If a proxy in the accompanying form is properly executed, returned to the Company and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of the directors, designated Proposal 1 on the proxy, FOR the proposal to approve standards for performance-based, annual incentive awards for certain executive officers under the Company's Short-Term Incentive Plan, designated Proposal 2, FOR the proposal to ratify the selection of independent accountants, designated Proposal 3 on the proxy, and on any other matters that properly come before the Annual Meeting in the manner as set forth on the proxy. Abstentions (including broker non-votes) are not counted as votes cast in the tabulation of votes on any matter submitted to stockholders.

      Stockholders on the record date will be entitled to one vote for each share held.

      At the close of business on March 23, 1998, the outstanding number of voting securities (exclusive of treasury shares) was 3,570,195 shares of the Class B common stock, having a par value of $1.00. Class B common stock is the only class of the Company's securities with voting rights.

                       Securities Beneficially Owned by
                    Principal Stockholders and Management

      Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of the common stock.

      Set forth in the following table are the beneficial holdings on March 1, 1998, on the basis described above, of each person known by the Company to own beneficially more than five percent of the Class B common stock:

 Name and Address                                  Number of Shares       Percent
        of                                           and Nature of           of
Beneficial Owners                              Beneficial Ownership (a)    Class
-----------------                              ------------------------    -----

T. E. Adderley .............................          3,214,566(b)          90.0
  999 W. Big Beaver Road
  Troy, Michigan 48084

First Chicago NBD Corporation. .............          2,383,881(c)          66.7
  One First National Plaza
  Chicago, Illinois 60670

(a) Nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership as shown in the table arises from sole voting power and sole investment power unless indicated by footnote.

(b) Includes 952,100 shares directly held; 2,189,840 shares in the William R. Kelly Trust of which he is a co-trustee and has sole investment power and has shared voting power with First Chicago NBD Corporation, the other co-trustee; 71,825 shares in an irrevocable trust, of which he is beneficiary; 625 shares held in five separate trusts of which he is co-trustee with sole or shared voting and investment power, in which he has no equity interest; and 176 shares owned by Mr. Adderley's wife, in which he disclaims beneficial interest. Because of the shares in the William R. Kelly Trust of which he is a co-trustee with First Chicago NBD Corporation and his own substantial stockholdings, Mr. Adderley may be deemed to be a "control person" of the Company under applicable regulations of the Securities and Exchange Commission.

(c) Based upon a report filed by First Chicago NBD Corporation with the Securities and Exchange Commission on Schedule 13G and upon subsequent information received from First Chicago NBD Corporation upon which the Company relies for the information presented. The report indicates that the number of shares of common stock owned by the reporting person are:
    109,954, sole voting power; 2,264,138, shared voting power; 1,172, sole dispositive power; and 192,869, shared dispositive power.

      Set forth in the following table are the beneficial holdings of the Class A and Class B common stock on March 1, 1998, on the basis described above, of each director and the nominee for election, and all directors and officers as a group.

                                         Class A Common Stock             Class B Common Stock
                                   -------------------------------   ------------------------------
                                      Number of Shares     Percent     Number of Shares     Percent
          Directors and                 and Nature of         of         and Nature of         of
             Nominees               Beneficial Ownership    Class    Beneficial Ownership    Class
          --------------            --------------------    -----    --------------------    -----
T. E. Adderley ..................      17,564,010(a)(b)     50.7          3,214,566(c)       90.0
M. A. Fay, O.P. .................             365             *                   0            *
C. V. Fricke ....................           4,457             *                 781            *
V. G. Istock ....................           2,540             *                 875            *
B. J. White .....................           1,165             *                   0            *
All Directors and
  Executive Officers as
  a group .......................      17,742,943(b)        51.3          3,216,577          90.1

* Less than 1%

(a) Includes 770,822 shares directly held; 14,202,337 shares in the William
    R. Kelly Trust of which he is co-trustee and has sole investment power and has shared voting power with First Chicago NBD Corporation, the other co-trustee; 310,612 shares in an irrevocable trust, of which he is beneficiary; 2,227,092 shares held in eleven separate trusts of which he is co-trustee with sole or shared investment power, in which he has no equity interest; 52,009 shares held by Mr. Adderley and his wife as custodian for certain of his minor children under the Michigan Uniform Gifts to Minors Act, in which he has no equity interest; 1,138 shares owned by Mr. Adderley's wife, in which he disclaims beneficial interest.

(b) Includes shares which the individuals have a right to acquire through the exercise of stock options within 60 days.

(c) See footnote (b) to first table.

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

                               Board of Directors

      The business, property and affairs of the Company are managed by the Board of Directors, which establishes broad corporate policies and performance objectives, but is not involved in the day-to-day operating details. Regular meetings of the Board of Directors are held in each quarter and special meetings are scheduled when required. The Board held four meetings during the last fiscal year.

      The Board of Directors has a standing Audit Committee, composed of M.A. Fay, C.V. Fricke, V.G. Istock and B.J. White, which held four meetings in 1997. The Audit Committee's purpose is to review the scope of the work and fees of the independent accountants and to review with the independent accountants their report or opinion on the Company's financial statements.

      During 1997 the Board of Directors did not have a nominating committee. The Compensation Committee whose functions are described in the Compensation Committee Report on page 5 of this Proxy Statement held five meetings in 1997 and is composed of M.A. Fay, C.V. Fricke and B.J. White.

      All of the Directors of the Company attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees on which each served, except for M.A. Fay who missed satisfying 75 percent attendance by one meeting.

                          Compensation of Directors

      Directors of the Company who are not salaried officers are paid an annual retainer fee of $21,000, a fee of $1,000 for each meeting of the Board of Directors attended and a fee of $800 for each meeting of a committee of the Board of Directors attended. In addition, under the Non-Employee Director Stock Award Plan approved by the stockholders in 1995, each non-officer Director receives an annual grant of shares of the Company's Class A common stock equal in value to one-half of the Director's annual retainer fee.

                        COMPENSATION COMMITTEE REPORT
                       COVERING EXECUTIVE COMPENSATION

      The Company's compensation program for executives is administered by the Compensation Committee of the Board of Directors consisting currently of Maureen A. Fay, Cedric V. Fricke and B. Joseph White, Chairperson, each of whom is an independent director. The Committee has responsibility for review and approval of adjustments in salary and short-term incentive awards for executives of the Company, including, with respect to 1997, administering the Kelly Services, Inc. Short-Term Incentive Plan. The Committee also administers the Kelly Services, Inc. Performance Incentive Plan (the Company's long-term incentive plan) and makes recommendations with respect to granting awards under such Plan subject to review and approval by a majority of the full complement of those members of the Board of Directors who are "disinterested persons" as that term is used in Rule 16b-3 of the Securities and Exchange Commission.

Compensation Principles

      The philosophy underlying the Company's executive compensation program has the following goals: (a) to align key executive and management employees with the Company's strategic and financial objectives; (b) to attract, retain and motivate a management team of high quality; (c) to create incentives which motivate employees to achieve continual growth and increasing profitability of the Company; and (d) to promote appreciation of the common interests of stockholders, executives and key management employees.

      Total compensation is directly related to the successful achievement of the Company's performance objectives. Short-term objectives are established on an annual basis, the achievement of which is rewarded annually. Long-term objectives are linked to a two-to-five-year performance period, the achievement of which will be rewarded accordingly. All compensation, other than stock options and restricted stock awards, whether in the form of salary, short-term incentive awards, grants of performance shares, or cash equivalents, will be based on successful accomplishment of periodically established objectives reflecting the Company's business and financial goals.

      Performance objectives, which are identified as short or long-term, provide standards for the measurement of Company and unit performance. Some performance objectives are Company-wide; others will vary, depending on individual responsibilities, groups of employees or particular projects and plans.

      The Company has reviewed the nondeductibility of executive compensation in excess of $1 million as required under Section 162(m) of the Internal Revenue Code. At the Annual Meeting of Stockholders held on May 21, 1996 a proposal was approved setting forth performance-based, objective criteria governing whether performance shares awarded under the Company's Performance Incentive Plan will be subject to forfeiture in whole or in part over the award period. The Company's purpose in securing such approval was to preserve the Company's tax deduction for awards of such performance shares made to its Chief Executive Officer and those executives whose annual compensation may in the future exceed $1 million. The Company will ordinarily seek to provide performance-based compensation that allows for maximum deductibility under
Section 162(m)regulations. However, tax deductibility is only one of many factors that must be considered in any final decision regarding executive compensation. In order to best serve the Company and the interests of its stockholders, the Company may determine that payment of non-deductible compensation is necessary to provide an appropriate award consistent with its overall philosophy and the intent of the performance-based programs.

      In order to encourage substantial stock ownership by the Company's senior executives so as to align their interests more closely with the stockholders' interests, the Committee has approved share ownership guidelines as objectives to be worked toward by these executives. The guideline for the Chief Executive Officer is ownership of shares having a value five times his base salary; for executive vice presidents, four times base salary and for senior vice presidents, three times base salary.

      The following is a discussion of the major elements of the Company's executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 1997 compensation of Mr. Adderley as the Company's Chief Executive Officer.

Annual Compensation

      Annual cash compensation for executive officers consists of base salaries and, for 1997, short-term incentive awards earned under the Company's Short-Term Incentive Plan. Base salaries for executive officers are targeted to be competitive with the marketplace identified by national surveys of executive compensation in which the Company periodically participates and which are recognized and credible within the professional field of compensation management. Because the Company competes for executive-level personnel beyond the staffing industry, the companies included in the surveys referred to above are not the same as those included in the Industry Index presented in the performance graph in the Company's Proxy Statement. Base salaries are targeted to correspond generally with the median of the range of salaries in the surveys consulted.

      Competitive assessments include reviewing salary survey data of comparative companies, not necessarily in the staffing industry, and other relevant factors. Individual performance is also a factor in determining base salary. The Committee is responsible for reviewing and approving the annual salary increase budget for all officers.

      For 1997, Mr. Adderley received a 5.1 percent salary increase from $685,000 to $720,000 to bring his annualized base salary more in line with the median base salaries of chief executive officers of other companies of comparable size.

      Annual incentive awards for executives paid under the Short-Term Incentive Plan required that the Company achieve a certain level of pre-tax earnings as established by the Committee at its March 1997 meeting. Because the Company exceeded the threshold pre-tax earnings objective established for 1997, the Committee approved short-term incentive awards based upon a percentage of the individual executive's target award.

      Mr. Adderley's 1997 Short-Term Incentive Plan award was based entirely on the Company's pre-tax earnings performance as described above. Based upon the award payout schedule established at the time the pre-tax earnings target was set, Mr. Adderley's award was determined to be $443,000.

      Awards for other executive officers, including the four executive officers named in the accompanying table ("Named Executives"), were determined based on the Company's pre-tax earnings results. In addition to the above awards, the Named Executives also received awards based on the Committee's assessments of the performance of their respective units.

Long-Term Compensation

      The long-term incentive compensation for executive officers can consist of cash and stock-based awards made under the Company's Performance Incentive Plan. Non-Qualified Stock Options, Incentive Stock Options and, in the case of certain senior executives, Restricted Stock Awards and long-term Performance Share Awards, are currently the only type of awards outstanding under the Performance Incentive Plan.

      During 1997, there was a review of compensation components for chief executive officers in companies of similar size. As a result of that review, the Committee during 1997 recommended that Mr. Adderley be awarded a Non-Qualified Stock Option to purchase 69,000 shares of Class A common stock and an Incentive Stock Option to purchase 3,000 shares of Class A common stock to bring his total compensation package more in line with competitive practice.

      The decision to grant stock options is considered periodically by the Committee during each year. Grants may be given to new hires, employees promoted to new positions and other key managers and executives as deemed appropriate by the Committee. Grant size is determined based on a guideline of option shares for each management level that is generally competitive with the median level of grants awarded by companies of similar size. Decisions regarding the size of individual grants take into consideration the number of outstanding, unexercised shares available to the individual compared to the targeted guideline of the number of shares for the respective management level of the employee.

      In 1997, Mr. Adderley and the other most senior officers of the Company, were granted long-term Performance Share Awards and/or Restricted Shares of the Company's Class A common stock under the Company's Performance Incentive Plan. The Performance Share Awards will be earned based on the Company's cumulative pre-tax earnings over the 1997-1999 performance cycle. The Restricted Shares vest over a four year period. In Mr. Adderley's case, he received a Performance Award totaling 12,000 shares.

  Conclusion

      The Committee believes that the Company's executive compensation program, providing as it does for competitive base salaries along with short and long-term incentive compensation opportunities, is an important factor in motivating senior officers as well as maintaining an appropriate focus on increasing stockholder value.

                                            B. JOSEPH WHITE, Chair
                                            MAUREEN A. FAY, O.P.
                                            CEDRIC V. FRICKE

                            EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth all compensation paid or accrued for services rendered to the Company and its subsidiaries for the last three fiscal years by the Chief Executive Officer and the four highest-paid executive officers of the Company:

                                                                          Long-Term
                                                                        Compensation
                                                               ------------------------------
                                         Annual Compensation               Awards
                                         -------------------   ------------------------------
                                                                  Restricted       Securities
            Name and                                                 Stock         Underlying       All Other
       Principal Position         Year    Salary      Bonus    Award(s)($)((1))   Options (#)   Compensation((2))
       ------------------         ----    ------      -----    ----------------   -----------   -----------------
T. E. Adderley                    1997   $711,250   $443,000                         72,000          $ 60,195
  Chairman, President and         1996    676,250    292,000                         72,000           106,657
  Chief Executive Officer         1995    650,000    241,000       $442,500          30,000           170,064
R. G. Barranco                    1997   $415,000   $200,000                         30,000          $ 32,847
  Executive Vice President,       1996    395,000    127,000                         30,000            30,060
  Operations                      1995    380,000    106,000       $191,750          15,000            35,160
R. E. Thompson                    1997   $415,000   $200,000                         30,000          $ 32,520
  Executive Vice President,       1996    395,000    127,000                         30,000            30,060
  Administration                  1995    380,000    106,000       $191,750          15,000            35,160
T. A. White                       1997   $306,250   $150,000       $231,280          30,000          $ 21,615
  Executive Vice President,       1996    230,000     54,000                         12,000            18,350
  Quality, Service Delivery and   1995    215,000     55,000         88,500           7,000            17,394
  Information Technology
C. T. Camden                      1997   $300,000   $150,000       $231,280          30,000          $ 20,880
  Executive Vice President,       1996    205,000     48,000                         12,000            15,080
  Field Operations,               1995    212,000     35,000         88,500           6,000            11,706
  Sales and Marketing

----------------
(1) Restricted Shares of the Company's Class A common stock were awarded in November 1997 and May 1995. The shares awarded in November 1997 vest in four equal annual installments beginning one year after the date of grant; the May 1995 awards vest in three equal installments beginning one year after the date grant. The above amounts represent the fair market value of the entire award for each executive officer at the grant date. The number of shares awarded in 1997 were: T. A. White, 8,000 and C. T. Camden, 8,000. The number of shares awarded in 1995 were: T. E. Adderley, 15,000;
    R. G. Barranco, 6,500; R. E. Thompson, 6,500; T. A. White, 3,000; C. T. Camden, 3,000. Dividends are payable on Restricted Shares.


      At December 31, 1997, the aggregate number of Restricted Shares of the Company's Class A common stock held by the executive officers named in the Summary Compensation Table and the value of these shares, based upon the $30.00 per share closing price of the Company's Class A common stock on that date, were as follows:

                              Number of
           Name                Shares      Value
           ----               ---------    -----
T. E. Adderley  ...........    15,000     $450,000
R. G. Barranco  ...........     6,500      195,000
R. E. Thompson  ...........     6,500      195,000
T. A. White  ..............    11,000      330,000
C. T. Camden  .............    11,000      330,000

(2) Represents company contributions to non-qualified defined contribution/deferred compensation plan for officers and certain other management employees known as the Management Retirement Plan. The amount reported above for Mr. Adderley includes contributions of $51,622 and $99,204 for 1996 and 1995, respectively, made because he would have earned a greater benefit had he remained under a defined benefit Retirement Plan which was terminated December 31, 1988.

Option Grants in 1997

      The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 1997. The exercise price of all such options was the fair market value on the date of grant except that the option for 3,000 shares granted to Mr. Adderley at $30.87 was at 110% of the fair market value of $28.06 on the date of the grant. With respect to this option for 3,000 shares awarded to Mr. Adderley, fifty (50%) percent are exercisable one year after the date grant with an additional twenty-five (25%) percent exercisable on each of the next two anniversary dates of the grant. Of the remaining options awarded, twenty (20%) percent are exercisable one year after the grant date with an additional twenty (20%) percent exercisable on each of the next four anniversary dates. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

                               Individual Grants
                         ------------------------------------------------------
                          Number of                                                  Potential Realizable Value at
                         Securities     % of Total                                   Assumed Annual Rates of Stock
                         Underlying       Options                                 Price Appreciation for Option Term
                           Options      Granted to                                ----------------------------------
                           Granted       Employees     Exercise or   Expiration
         Name                (#)      in Fiscal Year    Base Price      Date       0%         5%             10%
         ----            ---------    --------------   -----------   ----------    --     ----------     ----------
T. E. Adderley .......      3,000                         $30.87      03/11/02      0     $   14,841     $   42,979
                           69,000                          28.06      03/11/07             1,217,737      3,085,983
                          -------                                                         ----------      ---------
                           72,000          16.57                                          $1,232,577     $3,128,962

R. G. Barranco .......      3,000                         $28.06      03/11/07      0     $   52,945     $  134,173
                           27,000                          28.06      03/11/07               476,506      1,207,559
                          -------                                                         ----------      ---------
                           30,000           6.90                                          $  529,451     $1,341,732

R. E. Thompson .......      3,000                         $28.06      03/11/07      0     $   52,945     $  134,173
                           27,000                          28.06      03/11/07               476,506      1,207,559
                          -------                                                         ----------      ---------
                           30,000           6.90                                          $  529,451     $1,341,732

T. A. White ..........      3,000                         $28.06      03/11/07      0     $   52,945     $  134,173
                           27,000                          28.06      03/11/07               476,506      1,207,559
                          -------                                                         ----------      ---------
                           30,000           6.90                                          $  529,451     $1,341,732

C. T. Camden .........      3,000                         $28.06      03/11/07      0     $   52,945     $  134,173
                           27,000                          28.06      03/11/07               476,506      1,207,559
                          -------                                                         ----------      ---------
                           30,000           6.90                                          $  529,451     $1,341,732

      The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation of the stock price of the Company. As shown in the 0% column above, no gain to the named officers or all employees is possible without appreciation in the price of the Company's common stock, which will benefit all stockholders. For example, in order for any of the named officers to realize the potential values set forth in the 5% and 10% columns in the table above with respect to the exercise price of $28.06 (the fair market value on the date of the grant), the price per share of the Company's Class A common stock would be approximately $45.71 and $72.79, respectively, as of the expiration date of their options.

Option Exercises During 1996 and Year-End Option Values

      The following table shows stock option exercises during 1997 by each of the officers named in the Summary Compensation Table and the value of unexercised options at December 31, 1997:

                                                                     Number of
                                                               Securities Underlying
                                                                Unexercised Options       Value of Unexercised In-the-Money
                                                                  at Year End (#)                Options at Year End
                         Shares Acquired                    ---------------------------   ---------------------------------
         Name            on Exercise (#)   Value Realized   Exercisable   Unexercisable     Exercisable      Unexercisable
         ----            ---------------   --------------   -----------   -------------     -----------      -------------
T. E. Adderley .......             0                 0         69,500        157,500          $95,650         $ 172,287
R. G. Barranco .......        27,200          $186,050          3,200         70,600          $10,800         $  84,425
R. E. Thompson .......        27,200          $209,800          3,200         70,600          $10,800         $  84,425
T. A. White ..........             0                 0         11,400         47,100          $15,450         $  68,550
C. T. Camden .........             0                 0          4,800         43,200          $ 1,200         $  59,925

Long-Term Incentive Plans -- Awards in Last Fiscal Year Table

      The following table provides information on performance share awards made by the Company in 1997 under the Company's Performance Incentive Plan.

           Long-Term Incentive Plans -- Awards in Last Fiscal Year

                                                           Estimated Future Performance
                                                           Share Payouts Under Non-Stock
                          Number of      Performance or         Price Based Plans
                         Performance     Other Period     ------------------------------
                          Shares (1)   Until Maturation   Threshold    Target   Maximum
         Name                (#)           or Payout         (#)        (#)       (#)
         ----            -----------   ----------------   ---------    ------   -------
T. E. Adderley .......      12,000         1997-1999          0        12,000    12,000
R. G. Barranco .......       5,000         1997-1999          0         5,000     5,000
R. E. Thompson .......       5,000         1997-1999          0         5,000     5,000
T. A. White ..........       5,000         1997-1999          0         5,000     5,000
C. T. Camden .........       5,000         1997-1999          0         5,000     5,000

----------------
(1) Each performance share awarded in 1997 consisted of one share of the Company's Class A common stock, contingently granted and earned based on the Company's cumulative earnings per share over the three year 1997-1999 performance period. During the performance period, the shares are issued and outstanding and the executive officer to whom the award has been made has the right to receive dividends thereon.


Performance Graph

      The following graph compares the cumulative total return of the Company's Class A common stock, with that of the NASDAQ Stock Market Index, a Peer Group Index, and the S&P Services (Commercial & Consumer) Index for the five years ended December 31, 1997. The graph assumes an investment of $100 on January 1, 1992 and that all dividends were reinvested.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN Kelly
            Services, NASDAQ Stock Market Index, Peer Group Index
                and S&P Services (Commercial & Consumer) Index


                            [ Performance Graph ]


                                                      1992   1993   1994   1995   1996   1997
  Kelly Services                                      100     81     82     85     85     98
  NASDAQ Stock Market Index                           100    115    112    159    195    240
  Peer Group Index (See note 1)                       100    124    177    209    232    309
  S&P Services (Commercial & Consumer) (See note 2)   100     97     89    120    124    171

Notes:

1. The Peer Group Index consists of other U.S. temporary help service companies selected by the Company which have a stock market capitalization of more than $100,000,000. The index includes: CDI Corp., Manpower Inc., Olsten Corp., and Robert Half International Inc. (all of which are traded on the NYSE).

2. The S&P Specialized Services Index, presented in 1995, was renamed in 1996 to the S&P Services (Commercial & Consumer) Index. This Index consists of the following service companies: H & R Block Inc., CUC International Inc., Dun & Bradstreet Corp., HFS Inc., and Service Corp. International.

                   Matters to be Brought Before the Meeting
                            Election of Directors
                                  Proposal 1

      The Board of Directors is divided into three classes with each class elected for a three-year term. Under the Certificate of Incorporation, the Board of Directors shall consist of no fewer than five (5) and no more than nine (9) members, the exact number of directors to be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of Directors constituting the whole Board at five (5).

      The Board of Directors recommends that the nominee named below be elected to serve as a Director. The nominee will serve for a three (3) year term ending at the Annual Meeting of Stockholders held after the close of the fiscal year ended December 31, 2000.

      The shares represented by the enclosed form of proxy, when properly executed by a stockholder of record, will be voted at the Annual Meeting, or any adjournment thereof, as designated thereon if unrevoked at the time of the meeting. If a nominee is unavailable for election for any reason on the date of the election of the Director (which event is not anticipated), the persons named in the enclosed form of proxy may vote for the election of a person designated by a majority of the proxy attorneys present at the meeting. The Director will be elected by a majority of the votes cast by holders of Class B common stock who are present in person, or represented by proxy, and entitled to vote at the Meeting.

      The name and age of the nominee and for each person whose term of office as a Director will continue after the meeting as of March 1, 1998, their present occupations or employment during the past five years and other data regarding them, based upon information received from the respective individuals, are hereinafter set forth:


                            Year of                                                             Year First
                         Expiration of                         Principal                        Elected as
     Name and Age        Elective Term                        Occupation                         Director
     ------------        -------------                        ----------                         --------
                           Nominee for Election as Director to be Elected for a Three-Year Term
T. E. Adderley(a)  ...        2001       Chairman, President and Chief Executive Officer of        1962
    Age 64                                 the Company; Director of DTE Energy Company;
                                           Director of First Chicago NBD Corporation.

                                       Directors Continuing in Office

M. A. Fay, O.P.  .....        2000       President of the University of Detroit Mercy;             1997
    Age 63                                 Director of First Chicago NBD Corporation.
C. V. Fricke ........         2000       Professor Emeritus, University of Michigan-Dearborn.       1978
    Age 69
V. G. Istock ........         2000       Chairman, President and Chief Executive Officer of        1991
    Age 57                                 First Chicago NBD Corporation; Chairman and Chief
                                           Executive Officer of First National Bank of
                                           Chicago; and Chairman and Chief Executive Officer
                                           of NBD Bank, Michigan; Director of First Chicago
                                           NBD Corporation; Director of Masco Corporation.
B. J. White .........         1999       Dean and Professor of Business Administration of the      1995
    Age 50                                 University of Michigan School of Business
                                           Administration; Director of Equity Residential
                                           Property Trust.

(a) Mr. Adderley is a director and executive officer of all subsidiaries of the Company.

                          Approval of Standards For
             Performance-Based, Annual Incentive Award Criteria
          and Limitations for Certain Executive Officers Under the
                     Company's Short-Term Incentive Plan
                                  Proposal 2


Background for Proposal

        Section 162(m) of the Internal Revenue Code, as amended in 1993, establishes a limit of $1 million per year on the tax deductibility of annual compensation paid to the chief executive officer and the next four highest-paid executive officers of a public company, unless such compensation is "performance-based" and certain conditions are met. These conditions include that an award under an incentive plan be objectively determinable based upon a performance standard or standards, that the nature of the standards, the executives covered and individual award maximums be approved by the Company's stockholders at least once every five years, and that changes in any of these conditions also must be approved by the stockholders.

        In 1993 the Board of Directors replaced the Company's former Executive Bonus Plan with an annual cash award plan, the Short-Term Incentive Plan ("STIP"), designed to provide incentive awards to certain officers and other management-level employees based upon their contributions to the Company's growth and profitability.

        Although the STIP generally requires that at least one of the performance goals established by the Compensation Committee of the Board of Directors each year be a quantitatively measured Company performance objective, the Plan also gives the Committee discretion to establish other goals, the achievement of which may require subjective assessment. The Board of Directors believes that this flexibility generally afforded the Compensation Committee under the STIP is beneficial and in the best interest of the Company and its stockholders and therefore should be retained.

        After final Section 162(m) regulations were adopted, certain changes were made in the STIP and approved by the Company's stockholders at the Company's 1995 Annual Meeting in order to conform the STIP to those regulations.

        In light of the Compensation Committee's subsequent experience in administering the STIP, in March of this year, the Board of Directors further amended the STIP, as it applies to those executives whose STIP incentive awards are subject to the provisions of Section 162(m) ("Senior Executive Officers"). These changes are intended to afford the Compensation Committee greater flexibility in fashioning STIP awards for the Senior Executive Officers while keeping in mind the deduction limits imposed by Section 162(m). These amendments, which are further discussed below, are being proposed for stockholder approval at the upcoming Annual Meeting.

Proposed STIP Criteria for Senior Executive Officers

              As the amended STIP is proposed to be administered with respect to the Senior Executive Officers, the Compensation Committee, during the first quarter of each year, shall consider the establishment of a Plan target award for each Senior Executive Officer expressed as a percentage of eligible salary.

        The Committee shall next establish objective performance standards for the corporate and/or divisional/departmental portions of the awards, and determine what percentage of the target award, if any, will be based on each such objective performance standard.

        The Committee will select one or a combination of the following as objective performance standards: pre-tax or after tax corporate earnings for the year or the equivalent of such amounts in basic or diluted earnings per share, sales, gross profit, earnings from operations, net operating profit after taxes above the cost of capital, market share, customer satisfaction, quality metrics, shareholder value and return on assets, investment or equity.

        The Committee shall also specify during the first quarter which, if any, types or categories of extraordinary, unusual, non-recurring or other items of gain or loss shall be excluded or otherwise not taken into account when actual corporate or divisional/departmental results are calculated.

        The Committee will finally establish an award payout schedule based upon the extent to which the objective performance standard(s) is or is not achieved or exceeded. The Committee retains the right in its discretion to reduce an award based on company, divisional/departmental or individual performance, but will have no discretion to increase any award so calculated.

        In addition to awards based on quantitatively determinable performance standards, the Committee may, in its discretion and acting in the best interests of the Company, set one or more other incentive goals for a portion or all of a Senior Executive Officer's STIP award, the achievement of which need not be quantitatively determinable but, instead, may require subjective assessments of the quality of performance to which the goals relate ("qualitative performance standards"). If a qualitative performance standard is established with respect to a Senior Executive Officer's STIP target award, the Committee shall specify at the time of the award what percentage of the total target award will be based on that objective. The Committee will, however, have discretion to increase or decrease that portion of an award which does not qualify for the performance-based exclusion from the Section 162(m) cap on compensation deductibility.

        Regardless of the attainment of performance standards, in no event shall the total annual STIP award to any Senior Executive Officer, including any portion based on qualitative performance objectives, exceed $2,000,000.

Executives Covered by Proposed Criteria

        The proposed STIP performance-based criteria described above will be applied each year to the Company's Chief Executive Officer and, for any given year, also will apply to each executive officer at or above the senior vice president level who is determined by the Compensation Committee to be an executive who is most likely to be named in the Summary Compensation Table of the Company's proxy statement for the next year's Annual Meeting of Stockholders.

Differences from STIP before the Recent Amendments

        With respect to Senior Executive Officers, there are four principal differences between the STIP as recently amended and the STIP prior to the recent amendments:

        1. The definition of Senior Executive Officer has been changed. Previously, the definition covered officers at or above the executive vice president level but no other officers.

        2. The range of criteria that the Compensation Committee may use for setting quantitatively determinable performance standards has been expanded. Previously, the only permissible criteria were pre-tax earnings or the equivalent of such amount in earnings per share.

        3. The Committee may now set qualitative performance standards for a portion or all of a STIP award for any Senior Executive Officer. That part of an award related to the achievement of qualitative performance standards will not be excluded from Section 162(m)'s $1,000,000-per-executive annual deduction limit. Previously, only quantitatively determinable standards were permissible for awards to Senior Executive Officers.

        4. The per executive annual limit on STIP payouts has been increased to $2,000,000. Previously, that limit was $1,500,000.

1998 Awards to Senior Executive Officers

        Consistent with the criteria described above, the Compensation Committee, in the first quarter, designated the Senior Executive Officers for 1998. The Committee also determined the target incentive award for each, established a 1998 pre-tax earnings performance standard and the percentage of the 1998 target award each Senior Executive Officer may receive under the STIP if that performance standard is achieved, and approved a schedule of possible STIP payouts for 1998 ranging from zero (if the specified pre-tax earnings threshold is not achieved) to the maximum percent of each Senior Executive Officer's target award salary percentage, depending on the extent to which actual pre-tax earnings are less or more than the target amount. In addition, for certain of the 1998 Senior Executive Officers other than Mr. Adderley, the Committee established qualitative standards for portions of their STIP target awards based on the Committee's assessment of the divisional/departmental performance for which they are responsible. Due to the nature of the performance criteria, the actual amount (if any) that any executive officer will receive for 1998 performance (or for performance in any later year) is not now determinable.

Effect of Stockholder Approval; Subsequent Amendments

        The Board believes that if the recent STIP amendments are approved as proposed, the full amount of each STIP award to a Senior Executive Officer for quantitatively determinable standards will continue to qualify as performance-based compensation excluded from Section 162(m)'s deduction limits. Under the current Section 162(m) regulations, any STIP awards paid in a given year to any of the five executives then covered by that section for achievement of qualitative performance standards will not be excluded from the section's $1,000,000-per-executive annual deduction limit. However,
Section 162(m) only affects the deductibility of that portion of non-excluded compensation which exceeds $1,000,000; it has no effect on the deductibility of non-excluded compensation at or below that amount.

        Assuming stockholder approval of the amendments as proposed, the current Section 162(m) regulations will permit the Compensation Committee to use any or all of the expanded range of criteria for quantitatively determinable STIP awards for up to five years (that is, through 2002) without seeking further stockholder approval of those criteria. The Board also may terminate the STIP at any time and may further amend it from time to time, with or without stockholder approval. However, any amendment that, within the meaning of the Section 162(m) regulations, would materially change the "employees covered," the "performance measures" or the "maximum award" payable would be subject to stockholder approval.

Effect of Non-Approval

        If the proposed amendments are not approved by stockholders, the amendments will be revoked, and the STIP will continue to be operated with respect to Senior Executive Officers as was the case prior to the recent amendments. In any event, the Compensation Committee, acting within its delegated authority, will continue from time to time to consider how best to structure the compensation of these and other executive officers of the Company, which compensation may include non-STIP incentive bonuses to such officers for achievement of qualitative performance objectives set by the Committee.

Required Vote

        The proposal to approve the performance-based annual incentive criteria will be carried if it receives the affirmative vote of the holders of a majority of the Company's Class B common stock present in person or by proxy and entitled to vote at the Annual Meeting. For purposes of this stockholder vote, any shares that are the subject of a so-called "broker non-vote" will not be considered present, but any shares for which an abstention is registered will be considered present. In other words, any broker non-vote on the proposal will have no effect on the outcome of the vote, while any abstention registered with respect to the proposal will have the same effect as a vote "Against" the proposal.

        The Board of Directors recommends a vote "FOR" approval of the recent amendments for performance-based, annual incentive award criteria and limitations for Senior Executive Officers under the Company's Short-Term Incentive Plan.


                  Relationship with Independent Accountants
                                  Proposal 3

      The Board of Directors of the Company has appointed the firm of Price Waterhouse LLP as independent accountants of the Company for the current fiscal year ending January 3, 1999, subject to ratification by the stockholders. This firm has served as independent accountants for the Company for many years and is considered to be well qualified by the Board of Directors. As in prior years, a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

      It is recommended by the Board of Directors that the proposal to ratify the appointment of Price Waterhouse LLP as independent accountants for the year 1998 be approved. If stockholders fail to approve this proposal, the Board will reconsider the appointment of Price Waterhouse LLP as independent accountants for the year 1998.

      The proposal to ratify the appointment of Price Waterhouse LLP will be carried if it receives the affirmative vote of the holders of a majority of the Company's Class B common stock present in person or by proxy and entitled to vote at the Annual Meeting.

                            Stockholder Proposals

      Proposals of stockholders intended to be presented at the next Annual Meeting must be received by the Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084, no later than December 18, 1998.

                                Other Matters

      At the date of this Proxy Statement the Company knows of no matters, other than the matters described herein, that will be presented for consideration at the Meeting. If any other matters do properly come before the Meeting, all proxies signed and returned by holders of the Class B common stock, if not limited to the contrary, will be voted thereon in accordance with the best judgment of the persons voting the proxies.

      A copy of the Company's printed Annual Report as of December 28, 1997, the close of the Company's latest fiscal year, has been mailed to each stockholder of record. The expense of preparing, printing, assembling and mailing the accompanying form of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition, the Company may reimburse brokers or nominees for their expenses in transmitting proxies and proxy material to principals.

      It is important that the proxies be returned promptly. Therefore, stockholders are urged to execute and return the enclosed form of proxy in the enclosed postage prepaid envelope.

                                      By Order of the Board of Directors

                                      EUGENE L. HARTWIG
                                             Secretary

[FRONT OF PROXY CARD]

                            KELLY SERVICES, INC.
                          999 West Big Beaver Road
                            Troy, Michigan 48084

                   Solicited by the Board of Directors
            for the Annual Meeting of Stockholders on May 19, 1998

The undersigned hereby appoints as Proxies Terence E. Adderley, Paul K. Geiger and Eugene L. Hartwig, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Class B Common Stock of Kelly Services, Inc. (the "Company") held of record by the undersigned on March 23, 1998 at the Annual Meeting of Stockholders to be held on May 19, 1998 and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

Please sign this Proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

_________________________                       _________________________

_________________________                       _________________________

_________________________                       _________________________

-------------------------------------------------------------------------------
[BACK OF PROXY CARD]

PLEASE MARK VOTES AS IN THIS EXAMPLE /X/

KELLY SERVICES, INC.
CLASS B COMMON STOCK

RECORD DATE SHARES:

Please be sure to sign and date this Proxy.        Date______________________

________________________________             ________________________________
Stockholder sign here                              Co-owner sign here

1. Election of Director.
                                              With-
                                       For    hold

                                      /   /    /   /

T.E. Adderley

                                                      For    Against   Abstain
2. Approve standards for performance-based annual
   incentive awards for certain executives under     /  /    /   /      /   /
   the Short-Term Incentive Plan.
                                                      For    Against   Abstain
3. Ratify the appointment of Price Waterhouse
   LLP as independent accountants.                    /  /    /   /      /   /

4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

   Mark box at right if you wish only one Annual Report to be mailed to your
   household.       /  /

   Mark box at right if an address change or comment has been noted on the
   reverse side of this card.                 /  /

DETACH CARD